EXHIBIT 99.1

PRESS RELEASE

345 Park Avenue, 31st Floor

New York, NY 10154

FOR IMMEDIATE RELEASE

December 22, 2020

Blackstone Secured Lending Fund Declares Special Distribution

New York, NY – Blackstone Secured Lending Fund (the “Fund”) today announced that the Board of Trustees declared a special distribution of $0.30 per common share to shareholders of record as of December 14, 2020. The special distribution is payable on January 29, 2021. The special distribution is in addition to the Fund’s regular quarterly distributions for the quarter. Including the special distribution, the Fund’s distribution yield in 2020 was 9.2%, which is calculated as 2020 fiscal year declared distributions per share divided by $25.05, the most recent net asset value per share approved by the Board of Trustees as of December 14, 2020.

This special distribution is payable in 2021 but will be treated as having been paid by the Fund and received by shareholders as of December 31, 2020. The Fund anticipates this special distribution will be paid from ordinary income.

About Blackstone and Blackstone Credit

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $584 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis.

Blackstone Credit is one of the world’s largest credit-focused asset managers, with $135 billion in assets under management. We seek to generate attractive risk-adjusted returns for our clients by investing across the entire corporate credit market, from public debt to private loans. Our capital supports a wide range of companies across sectors and geographies, enabling businesses to expand, invest, and navigate changing market environments.

The Fund is not accepting subscriptions.

Visit the Fund’s website at www.bgsl.com for additional information.